As filed with the Securities and Exchange Commission on March 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Adicet Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	131 Dartmouth Street, Floor 3 Boston, MA 02116 (650) 503-9095 (Address of Principal Executive Offices)	81-3305277 (I.R.S. Employer Identification Number)

Adicet Bio, Inc. Second Amended and Restated 2018 Stock Option and Incentive Plan

Adicet Bio, Inc. Amended and Restated 2018 Employee Stock Purchase Plan

Adicet Bio, Inc. 2022 Inducement Plan

(Full Title of the Plans)

Chen Schor

President and Chief Executive Officer

Adicet Bio, Inc.

131 Dartmouth Street, Floor 3

Boston, MA 02116

(650) 503-9095

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Lauzon, Esq.

Gabriela Morales-Rivera, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

i

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EXPLANATORY NOTE

This Registration Statement on Form S-8 registers (i) an additional 4,542,314 shares of common stock, par value $0.0001 per share (“Common Stock”) of Adicet Bio, Inc. (the “Registrant”) to be issued under the Registrant’s Second Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”), (ii) an additional 824,009 shares of Common Stock of the Registrant to be issued under the Registrant’s Amended and Restated 2018 Employee Stock Purchase Plan (the “2018 ESPP,” and together with the 2018 Plan, the “Plans”) and (iii) an additional 750,000 shares of Common Stock under the Registrant’s 2022 Inducement Plan, as amended (the “Inducement Plan”).

The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1, 2022, and each January 1 thereafter, by an amount equal to five percent (5%) of the number of shares of Common Stock (inclusive of the number of shares of Common Stock issuable upon the exercise of the Company’s outstanding pre-funded warrants) issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as approved by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 4,542,314 shares. The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on January 1, 2022, and each January 1 thereafter through January 1, 2031, by the lesser of (i) 1,262,560 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the ESPP). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 824,009 shares.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 filed by the Registrant on January 29, 2018 (File No. 333-222746), March 18, 2019 (File No. 333-230363), March 12, 2020 (File No. 333-237123), March 12, 2021 (File No. 333-254192), October 2, 2020 (File No. 333-249275), August 12, 2021 (File No. 333-258763), March 16, 2022 (File No. 333-263588), March 15, 2023 (File No. 333-270560), and March 19, 2024 (File No. 333-278063) related to the 2018 Plan, 2018 ESPP and the Inducement Plan, as applicable, are incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier Registration Statements are presented herein.

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Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

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Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 6, 2025; and

(b) The description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A (File No. 001-38359) filed with the Commission on January 22, 2018, and as set forth by the description of the Registrant’s capital stock set forth in Exhibit 4.1—Description of Securities to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 6, 2025, and any other amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be

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amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

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(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen stock certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-38359) filed on March 15, 2022).
4.2	Restated Certificate of Incorporation (as currently in effect) (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed on June 7, 2024).
4.3

Amended and Restated Bylaws (as currently in effect) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on January 30, 2018).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1

Second Amended and Restated 2018 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on June 7, 2024).

99.2

Amended and Restated 2018 Employee Stock Purchase Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K (File No. 001-38359) filed on March 15, 2022).

99.3	2022 Inducement Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K (File No. 001-38359) filed on March 15, 2022).
99.4	First Amendment to the 2022 Inducement Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K (File No. 001-38359) filed with the SEC on March 15, 2023).
99.5	Second Amendment to the 2022 Inducement Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K (File No. 001-38359) filed with the SEC on March 6, 2025).
107*	Filing Fee Table.

_________________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 6th day of March, 2025.

ADICET BIO, INC.

By: /s/ Chen Schor

Chen Schor

President, Chief Executive Officer and Director

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POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Chen Schor and Nick Harvey as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date
/s/ Chen Schor	Director, President, Chief Executive Officer	March 6, 2025
Chen Schor	(Principal Executive Officer)
/s/ Nick Harvey	Chief Financial Officer	March 6, 2025
Nick Harvey	(Principal Financial and Accounting Officer)
/s/ Jeffrey Chodakewitz	Director	March 6, 2025
Jeffrey Chodakewitz, M.D.
/s/ Steve Dubin	Director	March 6, 2025
Steve Dubin
/s/ Carl Gordon	Director	March 6, 2025
Carl Gordon, Ph.D.
/s/ Aya Jakobovits	Director	March 6, 2025
Aya Jakobovits, Ph.D.
/s/ Lloyd Klickstein	Director	March 6, 2025
Lloyd Klickstein, M.D., Ph.D.
/s/ Katie Peng	Director	March 6, 2025
Katie Peng
/s/ Andrew Sinclair	Director	March 6, 2025
Andrew Sinclair, Ph.D.

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